Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Ballantyne Strong, Inc.:

We consent to the incorporation by reference in the registration statement (File Nos. 333-03849, 333-116739, 333-139177, 333-153408, and 333-169115) on Form S-8 of Ballantyne Strong, Inc. (the Company) of our reports dated March 14, 2014, with respect to the consolidated balance sheets of Ballantyne Strong, Inc. as of December 31, 2013 and 2012, and the related consolidated statements of operations, stockholders’ equity, cash flows, and comprehensive income for each of the years in the three-year period ended December 31, 2013, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2013, which reports appear in the December 31, 2013 annual report on Form 10-K of Ballantyne Strong, Inc..

Our report dated March 14, 2014 on the effectiveness of internal control over financial reporting as of December 31, 2013 contains an explanatory paragraph that states that the Company acquired Peintures Elite, Inc. (Elite) and Convergent Corporation (Convergent) in 2013 and that management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting associated with total assets of $23.2 million and total net sales of $7.1 million included in the consolidated financial statements of the Company as of and for the year ended December 31, 2013. Our audit of internal control over financial reporting also excluded an evaluation of the internal control over financial reporting of Elite and Convergent.

/s/ KPMG LLP

Omaha, Nebraska
March 14, 2014